SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                          (Amendment No.             )

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        (as permitted by Rule 14a-6(e)(2))


                             CATALINA LIGHTING, INC.
                (Name of Registrant as Specified in Its Charter)



                             CATALINA LIGHTING, INC.
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)



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

CONTACT:
Stanley J. Kay
MacKenzie Partners, Inc.
(212) 929-5940

FOR IMMEDIATE RELEASE:

                      CATALINA LIGHTING ANNOUNCES AGREEMENT
                       TO RESOLVE POTENTIAL PROXY CONTEST

MIAMI, FL, May 3, 1999 - Catalina Lighting, Inc. (NYSE: LTG) announced today that it has entered into a definitive agreement to resolve a potential proxy contest with David Moss, who had been seeking to elect two of the seven directors up for election at the Catalina's May 10, 1999 Annual Meeting.

Catalina's seven nominees for election at this year's annual meeting consist of four continuing directors, Robert Hersh, Ryan Burrow, Henry Latimer and Leonard Sokolow and three new independent nominees, Jesse Luxton, Howard Steinberg and Brion Wise.

Under the terms of the agreement, Mr. Roy Oppenheim, 39, an attorney with the law firm of Oppenheim & Pilesky, P.A. and one of the Moss nominees, will join Catalina's seven nominees as an eighth director immediately following the company's annual meeting on May 10, 1999.

Mr. Robert Hersh, Catalina's chairman, president and chief executive officer, commenting on the settlement, said, "We are pleased to reach an agreement that allows the company to move forward in the best interests of all stockholders and we trust that Mr. Oppenheim will constructively contribute to the board. With this proxy contest behind us we can now focus all our energies on our programs that have returned the company to profitability and positioned Catalina for future growth."

Catalina Lighting, Inc. is a leading international manufacturer and distributor of products for the residential and office lighting industry employing approximately 3,200 people throughout the U.S., Canada and Southeast Asia.

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